FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCUTRE ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING
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NEW YORK, NEW YORK, July 27, 2006 - Energy Infrastructure Acquisition Corp. (the “Company”; AMEX: EII-U) announced today that its initial public offering of 20,250,000 units was consummated on July 21, 2006. Immediately prior to its initial public offering, the Company completed a private placement of 825,398 units. Each unit issued in the initial public offering and the private placement consists of one share of common stock and one warrant to purchase one share of common stock.

The units were sold at an offering price of $10.00 per unit, generating aggregate gross proceeds of $210,753,980 to the Company. Maxim Group LLC acted as lead underwriter for the initial public offering and sole placement agent for the private placement. A copy of the prospectus may be obtained from Maxim Group LLC, 405 Lexington Ave., New York, NY 10174.

Audited financial statements as of July 21, 2006, reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Energy Infrastructure Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Energy Infrastructure Acquisition Corp.
Located in New York, Energy Infrastructure Acquisition Corp. (the "Company") is a newly organized Business Combination Company, BCC, formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an unidentified operating business. The Company intends to focus on identifying a prospective target business in the energy or related industries.

Contacts:
Company Contact: Marios Pantazopoulos Chief Financial Officer Energy Infrastructure Acquisition Corp. Tel. (212) 752-3100 E-Mail: mgp@eiacorp.com	Investor Relations / Financial Media: Paul Lampoutis Capital Link, Inc. New York, NY Tel. (212) 661-7566 E-Mail: plampoutis@capitallink.com

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